EXHIBIT 10.04

BRITTON & KOONTZ BANK
SALARY CONTINUATION AGREEMENT

This Salary Continuation Agreement (the “Agreement”) is made and entered into by and between Britton & Koontz Bank (the “Bank”) and W. Page Ogden (“Executive”), and is intended to supersede and restate, in its entirety, that certain Salary Continuation Agreement between the parties hereto first dated September 26, 1994 (the “Predecessor Agreement”), for the purpose of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1.           Benefits:

1.1           Retirement Benefit.  Except as expressly provided herein, the Bank shall pay to Executive a Retirement Benefit, as follows:

a.	Such benefit shall be paid in the form of 15 annual installment payments.

b.
The first such installment shall be paid as of the later of (i) the first business day of the calendar month after he attains age 65, or (ii) the first business day of the calendar month after his employment with the Bank and its affiliates (collectively, Executive’s “Employer”) ceases; thereafter, each annual installment shall be paid on the anniversary of such date.

c.	The amount of such annual benefit shall be the vested amount determined on Schedule A hereto, determined as of the date on which Executive’s employment with his Employer ceases.

For this purpose, Executive’s employment shall be deemed to have ceased as of the later of the date on which (a) his employment with the Bank and its affiliates ceases, or (b) the Bank and Executive reasonably anticipate that Executive will perform no further services for the Bank and its affiliates, whether as a common law employee or independent contractor.  Notwithstanding the foregoing, Executive’s employment may be deemed to have ceased if he continues to provide services, provided such services are not more than 20% of the average level of services performed by Executive, whether as an employee or independent contractor, during the immediately preceding 36-month period.

1.2           Change in Control Benefit.  Upon the consummation of a Change in Control, notwithstanding any provisions of the Agreement to the contrary, Executive shall be deemed fully vested in the amount of his Retirement Benefit, determined in accordance with Schedule A hereto as if Executive had attained age 65 as of the date of such change (his “Maximum Retirement Benefit”); such benefit to be paid as a retirement benefit at the time or times and in the form described in Paragraph 1.1 hereof.

For this purpose, the term “Change in Control” shall mean that a person or group acquires, directly or indirectly, more than 50% of the total fair market value or total voting power of the common stock of Britton & Koontz Capital Corporation or its principal subsidiary, the Bank; provided, however, that a Change in Control shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group then owns more than 50% of the aggregate fair market value or voting power of the common stock of either such entity.  The Board of Directors of Britton & Koontz Capital Corporation (the “Board”) shall determine whether a Change in Control has occurred hereunder.

1.3           Death Benefits.  If Executive dies while he is employed by his Employer, he shall be deemed fully vested in his Maximum Retirement Benefit. Such benefit shall be paid to Executive’s beneficiary in 15 annual installments, the first such installment commencing as of the first business day of the calendar month following Executive’s date of death, and each remaining installment paid on each anniversary thereof.  If Executive dies after payment of his Retirement Benefit has commenced, the Bank shall pay to Executive’s beneficiary the remaining installments due, if any, at such time and in such amount as would have been paid to Executive if he survived.

1.4           Specified Employee.  If Executive is deemed to be a Specified Employee as of the date on which his employment with his Employer ceases, other than on account of his death or Disability, then notwithstanding any provision of this Agreement to the contrary, the initial annual installment due hereunder shall be made as of the first business day of the seventh calendar month following the date on which his employment ceases.

For this purpose, the term “Disability” shall mean that Executive (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a separate accident and health plan.

The term “Specified Employee” shall be determined in accordance with Code Section 409A and shall generally mean (a) that the stock of the Employer is publicly traded on an established market as of the date on which Executive ceases to be employed by his Employer, and (b) that Executive is a “key employee,” determined in accordance with Code Section 416(i), (ii) or (iii), but determined without regard to paragraph (i)(5) thereof, as the date of such cessation.  For this purpose, status as a “key employee” shall be determined as of each December 31st and shall apply during the 12-month period commencing on the immediately following April 1st.

2.           Beneficiaries:

2.1           Designation.  Executive may designate one or more beneficiaries, in writing, in a manner reasonably acceptable to the Bank. Any such designation shall be effective upon its receipt and acceptance by the Bank.  Executive may modify an existing designation, at any time, by providing a new designation to the Bank, which modification shall be effective upon its receipt and acceptance.

2.2           Facility of Payment.  If a benefit is payable hereunder to a minor, a person declared incompetent, or a person incapable of handling the disposition of his property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor or incompetent or incapable person.  The Bank may require such proof of incompetency, minority, or guardianship as it deems appropriate.  Distribution of a benefit to any such custodian, guardian or other person shall be deemed to discharge the Bank from all liability with respect to such benefit hereunder.

2.3           Death of Beneficiary.  If Executive’s beneficiary dies before all payments due hereunder have been made, any such remaining payments shall be made to the beneficiary of such deceased beneficiary, who shall be designated in accordance with the provisions of Paragraph 2.1 hereof.

3.           Restrictive Covenant:

Executive agrees that prior to the occurrence of a Change in Control, Retirement Benefits payable hereunder shall be conditioned upon his covenant that during the three-year period following the date on which his employment with the Employer ceases, he shall not compete against the Bank, without its consent, in any financial services business in which the Bank is actively engaged within a 30-mile radius of Natchez, Mississippi. In the event of a breach of the foregoing covenant, which Executive agrees is reasonable and necessary to protect the interests of the Bank, no additional payments shall be due hereunder.

4.           General:

4.1           Forfeiture.  Notwithstanding any provision of this Agreement to the contrary, Executive shall forfeit any benefit due hereunder, whether or not then vested, if:

a.
His employment with his Employer is terminated for cause.  The Board shall determine whether any termination is on account of cause hereunder, which term shall mean Executive’s (i) intentional neglect of his duties, (ii) commission of a felony or misdemeanor involving moral turpitude or fraud, or (iii) willful disloyalty, dishonesty or violation of any law or significant Bank policy that is materially injurious to the Bank.

b.
Any portion thereof would constitute an “excess parachute payment” under Code Section 280G for which a deduction would be disallowed to the Bank and an excise tax would be imposed on Executive, as determined by the Bank, but only to such extent.

4.2           Administration.  The Agreement and all matters related thereto shall be administered by the Compensation Committee of the Board (the “Committee”).  The Committee shall possess the power and authority to interpret the provisions of this Agreement and determine all questions arising hereunder, including, without limitation, its administration, eligibility for benefits hereunder, and the determination and calculation of such benefits.  In addition, the Committee shall have the authority to prescribe, amend, and rescind rules and procedures relating to the operation of the Agreement, and to correct any defect, supply any omission or reconcile any inconsistency in this Agreement.  Any determination by the Committee shall be conclusive and binding upon Executive.  The Committee shall engage the services of such independent actuaries, accountants, attorneys and other administrative personnel as it deems necessary or appropriate to administer this Agreement.

4.3           Claims.  Neither Executive nor any beneficiary shall be required to apply for benefits.  If Executive or his beneficiary believes an additional benefit is due, he shall provide written notice to the Committee.  Not later than 60 days after receipt of such notice, the Committee shall respond to such claim, in writing, including (a) the specific reasons for the denial of any benefit requested hereunder, (b) the specific provisions of the Agreement upon which any such denial is based, and (c) a description of any additional information or material necessary to administer or resolve such claim.

If Executive or his beneficiary requests an appeal of the Committee’s initial decision hereunder, he shall provide written notice of such appeal to the Committee, not later than 60 days after receipt of the Committee’s initial determination, which shall include the specific reasons Executive or his beneficiary is entitled to greater or different benefits.  Within 60 days after receipt of such notice, the Committee or its designee shall review such appeal and shall provide written resolution thereof, which shall include the specific reasons for the denial of any benefit requested hereunder and a specific reference to the provisions of the Agreement on which any such denial is based.

4.4           Amendment and Termination. The Board may amend or terminate this Agreement; provided, however, that any such amendment or termination shall require the prior written consent of Executive and shall comply with any limitations imposed under Code Section 409A.

4.5           Binding Effect.  This Agreement shall bind Executive and the Bank, and their respective beneficiaries, survivors, executors, transferees and successors.

4.6           No Guaranty of Employment.  This Agreement is not an employment contract. It is not intended to give Executive the right to remain in the employ of the Bank or to interfere with the Bank’s right to discharge Executive.

4.7           Non-Transferability.  Neither Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber any amount payable hereunder.  No such amount shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony or separate maintenance owed by Executive or any other person, including but not limited to, the payment of an amount set forth in “domestic relations order,” as defined in Code Section 414(p)(1)(B).  No amount payable under this Agreement shall be transferable by operation of law in the event of Executive’s or other person’s bankruptcy or insolvency.

4.8           Withholding.  As a condition of payment hereunder, the Bank shall be entitled to withhold such income and employment taxes as may be required by law to be withheld.

4.9           Choice of Law.  This Agreement and all rights hereunder shall be governed by the laws of the State of Mississippi, without regard to the conflicts of law provisions thereof.

4.10           No Effect on Other Benefits.  Any benefit payable hereunder shall be in addition to, and not in lieu of, any other compensation or benefit provided to Executive.  Nothing contained in this Agreement shall be construed as limiting, varying or reducing the provision of any benefit available to Executive, his estate or beneficiary pursuant to any employment agreement, retirement plan, including any qualified pension or profit-sharing plan, health, disability or life insurance plan or any other form of agreement or arrangement between his Employer and Executive.

4.11           Unsecured Creditor.  As to any benefit payable hereunder, the interest of Executive or his beneficiary shall be that of general unsecured creditor of the Bank.  Any insurance on Executive’s life or other asset acquired by the Bank to fund the payment of benefits hereunder is and shall, at all times, remain a general asset of the Bank to which Executive shall have no preferred or secured claim.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall be deemed to create or be construed as a trust or other fiduciary relationship as between Executive and his Employer with respect to the benefits payable hereunder.

4.12           Entire Agreement.  This Agreement constitutes the entire agreement between the Executive and the Bank with respect to the subject matter hereof and extinguishes, in their entirety, the Bank’s obligations under the Predecessor Agreement.

This Salary Continuation Agreement was executed in multiple counterparts, each of which shall be deemed an original, as of the dates set forth below.

Executive:                                                                                             Britton & Koontz Bank:

/s/ W. Page Ogden                            By:    /s/ Robin R. Punches
___________________                      _____________________
W. Page Ogden                           Robin R. Punches
President and Chief Executive Officer            Its:    Chairman
Date: 12/18/2007                                                                                  Date: 12/18/2007

Salary Continuation Valuation Schedule
for W. Page Ogden
(Schedule A)

Plan Year	Age at Beginning of Year	Vested Percentage	Retirement Benefit
(8/31/02) 8	54	0%	0
9	55	50%	$ 13,442
10	56	50%	14,423
11	57	50%	15,329
12	58	50%	16,166
13	59	50%	16,939
14	60	50%	17,653
15	61	50%	18,311
16	62	100%	37,839
17	63	100%	38,963
18	64	100%	40,000 (Maximum Retirement Benefit)